Exhibit 10.3

SECOND AMENDMENT TO AMENDED AND RESTATED OFFICE LEASE

THIS SECOND AMENDMENT TO AMENDED AND RESTATED OFFICE LEASE (this “Amendment”) is made and entered into as of the      day of                     , 2018 (the “Effective Date”), by and between GRANITE PARK III, LTD. (“Landlord”), as landlord, and ALKAMI TECHNOLOGY, INC., a Delaware corporation (“Tenant”), as tenant.

W I T N E S S E T H:

A.     Landlord and Tenant executed that certain Amended and Restated Office Lease, dated September 6, 2017 (the “A&R Lease”), as amended by that certain First Amendment to Amended and Restated Office Lease, dated June 29, 2018 (the “First Amendment”) (the A&R Lease and the First Amendment, collectively, the “Lease”), relating to approximately 96,260 rentable square feet of space (collectively, the “Existing Premises”), located in Suites 100, 110, 120, 200, 240, 245, 250, 260, 280, 290, 295, 380, the 10th Floor, the 9th Floor and Suite 270 of that certain building commonly referred to as “Granite Park Three” (the “Building”).

B.    Landlord and Tenant now desire to further amend the Lease to expand the Existing Premises by an additional 26,852 rentable square feet of space situated on the 11th Floor of the Building.

C.    Terms defined in the Lease, when used herein, shall have the same meanings as are ascribed to them in the Lease, except as otherwise defined herein.

D.    Landlord and Tenant now desire to amend the Lease as hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed by the respective parties hereto, Landlord and Tenant do hereby agree that the Lease is and shall be amended as follows:

1.     11th Floor Expansion Premises. Landlord and Tenant hereby agree that Tenant shall lease approximately 26,852 rentable square feet of space situated on the 11th Floor of the Building (the “11th Floor Expansion Premises”), effective as of the 11th Floor Expansion Premises Commencement Date (as hereinafter defined). The 11th Floor Expansion Premises shall be and become a part of the Existing Premises for all purposes under the Lease, and the 11th Floor Expansion Premises shall be as described on Exhibit B-1 attached hereto and made a part hereof for all purposes, which Exhibit B-1 attached hereto shall be deemed inserted into the Lease as part of Exhibit B currently attached to the Lease. From and after the 11th Floor Expansion Premises Commencement Date, the Premises shall be deemed to consist of approximately 123,112 square feet of Premises Rentable Area. Landlord shall deliver the 11th Floor Expansion Premises pursuant to the terms of Rider 9 of the A&R Lease.

2.    Tenant’s Share. Effective as of the 11th Floor Expansion Premises Commencement Date, Section 8(i) of the Basic Lease Information (the “BLI”) shall be hereby supplemented to provide that Tenant’s Share with respect to the 11th Floor Expansion Premises shall be 7.43%.

3.    Lease Term. Landlord and Tenant hereby agree that Landlord shall lease to Tenant, and Tenant shall lease from Landlord, the 11th Floor Expansion Premises, commencing on September 1, 2019 if and only if the space is delivered by June 1, 2019 (such date herein referred to as the “11th Floor Expansion Premises Commencement Date”) and ending on August 31, 2028, unless otherwise terminated earlier pursuant to the terms of the Lease. The Commencement Date will be adjusted per Rider 9 if there are any delays in delivering the 11th Floor Expansion Premises.

4.    Basic Rent. Commencing on the 11th Floor Expansion Premises Commencement Date and ending on August 31, 2028, Landlord and Tenant hereby agree that Section 5 of the BLI shall be supplemented to provide that the Basic Rent payable with respect the 11th Floor Expansion Premises shall be as follows:

Rental Period	Annual Basic Rent PSF of Rentable Area		Basic Monthly Rent
Months 1 – 5	$0.00	*	$0.00	*
Months 6 – 17	$27.50		$61,535.83
Months 18 – 29	$28.00		$62,654.67
Months 30 – 41	$28.50		$63,773.50
Months 42 – 53	$29.00		$64,892.33
Months 54 – 65	$29.50		$66,011.17
Months 66 – 77	$30.00		$67,130.00
Months 78 – 89	$30.50		$68,248.83
Months 90 – 101	$31.00		$69,367.67
Month 102 – August 31, 2028	$31.50		$70,486.50

*

Notwithstanding anything to the contrary, Tenant shall only be obligated to pay Tenant’s Share of Electrical Expenses with respect to the 11th Floor Expansion Premises from the 11th Floor Expansion Premises Commencement Date until the expiration of the fifth (5th) month following the 11th Floor Expansion Premises Commencement Date. Commencing on the first (1st) day of the sixth (6th) month following the 11th Floor Expansion Premises Commencement Date, Tenant shall be obligated to pay, in addition to Basic Rent for the 11th Floor Expansion Premises, Tenant’s Share (with respect to the 11th Floor Expansion Premises) of Operating Expenses and Electrical Expenses and all other sums due and payable by Tenant under the Lease.

5.     Parking. Pursuant to Section 16 of the BLI and Exhibit F attached to the Lease, effective as of the 11th Floor Expansion Premises Commencement Date, Landlord shall provide Tenant with 4.5 parking spaces for every 1,000 rentable square feet of the 11th Floor Expansion Premises, for a total of 121 additional parking spaces for the 11th Floor Expansion Premises. Pursuant to the Lease, Tenant shall pay Landlord the Parking Rent at a rate of $0.00 per month, plus applicable taxes, for any unreserved garage parking space and $75.00 per month plus taxes for each reserved parking space, otherwise subject to the terms of the Lease. Within the total of 121 additional parking space, Tenant may designate up to five (5) of these parking space to be reserved parking spaces on the 2nd level of the Garage subject to availability.

6.    Tenant’s Improvements. Landlord shall cause certain improvements to be constructed to the 11th Floor Expansion Premises in accordance with and subject to the terms and provisions of Exhibit D-1 attached hereto, which improvements shall be at Tenant’s sole cost and expense, subject only to funding by Landlord of the 11th Floor Finish Allowance (as defined in Exhibit D-1 attached hereto). Tenant hereby confirms that all prior obligations of Landlord to construct improvements to the Existing Premises have been satisfied, such that Landlord has no further obligation to construct or pay for improvements to the Existing Premises, except as expressly forth in this Amendment. Without limiting the generality of the foregoing, the 11th Floor Expansion Premises is being leased to Tenant “as is, where is”, and without Landlord having any obligation to construct or pay for improvements thereto, except as set forth in this Amendment, including Exhibit D-1 attached hereto.

7.    Brokerage Commission. Landlord agrees to pay CBRE, Inc. (“Broker”) a brokerage commission in connection with the transactions described in this Amendment pursuant to a separate written agreement between Landlord and Broker. Landlord and Tenant each warrant to the other that it has had no dealings with any real estate broker or agent in connection with the transaction described in this Amendment other than Broker, and each party agrees to defend, indemnify and hold the other harmless from and against any and all liability or claim arising with respect to any broker or agent asserting or claiming to be entitled to a commission or other fee by, through or under Landlord or Tenant.

8.    Ratification of Lease Agreement. Tenant hereby represents and certifies to Landlord that, to the best of Tenant’s current, actual knowledge, all obligations and conditions under the Lease have been performed to date by Landlord or Tenant, as applicable, and have been satisfied free of defenses and setoffs, including construction work in the Existing Premises. All other terms and conditions of the Lease are hereby ratified and confirmed to the extent not inconsistent with the terms set forth in this Amendment, and such terms and conditions shall be and remain in full force and effect.

9.    Counterparts. This Amendment may be executed in any number of counterparts, any one of which shall constitute an original and all of which, when taken together, shall constitute one and the same instrument.

10.    Successors and Assigns. This Amendment shall be binding upon, and shall inure to the benefit of Landlord and Tenant and their respective successors and assigns.

11.    Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Texas.

[SIGNATURE PAGE TO FOLLOW]

EXECUTED by Landlord and Tenant as of the date first written herein above.

LANDLORD:

GRANITE PARK III, LTD.,

By:	Granite Properties, Inc., its general partner

By:	/s/ Robert Jimenez

Name:	Robert Jimenez

Title:	Director of Leasing

TENANT:

ALKAMI TECHNOLOGY, INC., a Delaware corporation

By:	/s/ Douglas A. Linebarger
Name:	Douglas A. Linebarger
Title:	Chief Legal Officer

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